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                                                                    Exhibit 23.3

We confirm that American National Can has been the largest supplier of cans to Coca-Cola Enterprises Inc. for the past 10 years. We further confirm that American National Can Group, Inc. may include this disclosure in the final prospectus for its initial public offering.


                                   By:  /s/ Raymond J. Malone
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                                   Date:  6/1/99
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